NELSON CAPITAL MANAGEMENT

Code of Ethics

Policy on Personal Securities Transactions

And

Insider Trading

Updated January 3, 2011

INTRODUCTION

The directors, officers and employees of Nelson Capital Management (“NCM”) owe a duty of loyalty to NCM and its clients.  NCM and its personnel have a fiduciary obligation not to make, participate in, or engage in any act, practice or course of conduct that would, in any way, conflict with the interests of its clients, or breach any applicable federal or state securities laws.  In addition, NCM and its personnel have a fiduciary obligation to NCM's clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to NCM.

This obligation encompasses:

the duty at all times to place the interests of clients first;

the duty to act at all times in the spirit of openness, integrity, honesty and trust; and

the duty to ensure that all personal securities transactions be conducted in a manner consistent with the standards below.

Code of Ethics

As a registered investment adviser, NCM is required to maintain a policy governing personal securities transactions and insider trading by its officers and employees.  This Code of Ethics and Policy on Personal Securities Transactions and Insider Trader (the “Code”) has been adopted under Section 204A of the Investment Advisers Act of 1940, as amended (“the Advisers Act”), and Rule 204A-1 thereunder, in order to establish and enforce NCM’s policies and procedures governing the personal securities transactions of its officers and employees.  NCM believes that the Code is reasonably designed to prevent the misuse of material, non-public information, and it outlines the policies and procedures for the activities referred to above.

Section 17(j) of the Investment Company Act of 1940, as amended (the “Company Act”), and Rule 17j-1, thereunder, require that every investment adviser to a registered investment company adopt a written code of ethics.  Because NCM is the sub-adviser to the Wells Fargo Social Sustainability Fund, a registered investment company (the “Fund”), NCM has incorporated the requirements of Rule 17j-1 in this Code.  As a result, NCM is required to provide a report to the Fund’s Board of Trustees, at least annually, certifying that it has procedures in place designed to prevent access persons from violating the Code and describing issues arising under the Code, if any, and the sanction/response imposed.

In addition, this Code is intended to be followed in conjunction with the policies outlined in the Handbook for Wells Fargo Team Members and the Wells Fargo Code of Conduct and Business Ethics applicable to Wells Fargo employees.  Acknowledgement of, and compliance with, this Code are conditions of employment.

All references in this Code to employees, officers, directors, accounts, departments and clients refer to those of NCM.  NCM personnel must avoid actions or activities that allow (or appear to allow) them or their family members to profit or benefit from their relationships with NCM clients.  NCM personnel are also reminded not to use indirect means (i.e., cause or use another person) to do anything that is prohibited by law or the policies of NCM.

II.         DEFINITIONS

  “Access Person” means each employee, officer or director of NCM that has access to non-public information regarding any client’s, specifically including the Funds’, purchase or sale of Covered Securities, as defined herein, is involved in making securities recommendations to clients or has access to such recommendations that are non-public.  For purposes of this Code, all NCM personnel (this may include independent contractors, if appropriate) are considered to be “Access Persons” and are subject to the policies and procedures set out in this Code.  The list of Access Persons is attached as Exhibit A and will be updated at least annually, and periodically, as needed.

“Advisory Person” means each Access Person who, as part of his or her normal duties act as Investment Managers, Associates and Assistants that make, participate in, or obtain information related to recommendations regarding the purchase or sale of Covered Securities, as defined herein, for any NCM managed accounts are also considered to

beAdvisory Persons. An Advisory Person shall adhere to the applicable sections of this policy, including the pre-clearance requirements noted in the policies and procedures set out below. In addition, those Access Persons directly involved in the support, oversight and supervision of the Investment Management function are considered Advisory Persons, (e.g. certain personnel within Compliance, Operations, etc.).  Advisory Persons are identified in the list of Access Persons, attached as Exhibit A, and will be updated at least annually, and periodically, as needed.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

  “Beneficial Ownership” means ownership where a team member, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities.  Direct pecuniary interest in any class of securities includes the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in securities.  For example, a team member may be deemed to be a beneficial owner of securities held by members of a team member’s immediate family sharing the same household, or by certain partnerships, client accounts, corporations or other arrangements.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Company Act.

“Covered Security” means a security as defined in Section 202(a)(18) of the Advisers Act and Section 2 (a)(36) of the Company Act , except that it does not include:

Direct obligations of the Government of the United States;

Money market instruments including bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

Shares of unaffiliated open-end investment companies registered under the Company Act (non-proprietary mutual funds); and

Shares of open-end exchange trades funds (ETFs).

“Fund” means Wells Fargo Advantage Social Sustainability Fund

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

“Purchase or Sale of a Covered Security” means the purchase or sale of a Covered Security, and includes, among other things, the writing of an option to purchase or sell a Covered Security.

III.        PROCEDURES

Applicability

All of the following restrictions and procedures apply to accounts of which Access Persons have control and are considered to have beneficial ownership, which includes:

Accounts over which NCM personnel have any control, influence, authority, or beneficial interest, whether direct or indirect (including and transaction for which a NCM employee is the sole owner, joint owner, trustee, co-trustee, attorney-in-fact, etc.);

Accounts where NCM personnel direct activities for others, including relatives, friends, etc.; and

Accounts of immediate family members of NCM personnel sharing the same household.

The restrictions and procedures set forth in this policy do not apply to Automatic Investment Plan transactions, Wells Fargo 401(k) plan trades, and/or external 401(k) plans that do not trade in individual securities.

Certification and Acknowledgment

NCM Access Persons are required to certify that they have received a copy of NCM’s Code of Ethics, and acknowledge that they have read, understand and will comply with this Code and related policies. The Certification and Acknowledgement Form is attached as Exhibit B and must be completed no later than 10 days after becoming an Access Person, and on an annual basis, thereafter.  NCM may rely on the fourth quarter acknowledgment and certification submitted via the applicable personal trading application used by its Wells Fargo division to satisfy this annual certification requirement.

Initial and Annual Holdings Report

NCM Access Persons are required to disclose all personal securities holdings and all applicable accounts to NCM Compliance no later than 10 days after becoming an NCM Access Person.  The information must be current as of a date no more than 45 days prior to the date the person became an access person.  The Initial Holdings Report is attached as Exhibit C.

Access Persons are required to submit a report of holdings annually by January 30 of each year and provide information as of a date not earlier than December 31 of the preceding year. NCM may rely on the fourth quarter acknowledgment and certification submitted via the applicable personal trading application used by its Wells Fargo division to satisfy this annual report requirement.

Quarterly Transaction Reporting and Account Certification

Quarterly Transaction Reports that list personal securities transactions executed for the quarter must be certified by Access Persons to NCM Compliance no later than 30 business days after the end of each calendar quarter.  In addition, NCM Access Persons are required to certify to NCM Compliance all applicable accounts in which they have a beneficial interest.  Access Persons should submit information on any new or closed applicable accounts to NCM Compliance each quarter.  Quarterly transaction reporting and account certification may be completed electronically via the applicable personal trading application used by its Wells Fargo division.

Pre-clearance of Trades

It is NCM’s policy that Access Persons that are also deemed to be Advisory Persons are required to pre-clear personal trades on the trade date before the purchase or sale of a Covered Security.  In addition, to pre-clearing transactions via the applicable personal trading application used by its Wells Fargo division, NCM Advisory Persons are required to have their trades pre-cleared by a member of the NCM trading desk.

Prior to submitting a personal trade for pre-clearance, an Advisory Person should determine that  the reason for placing the trade does not involve any conflict of interest, including information considered material and non-public.  Specifically, any trades placed in personal securities accounts based on insider information and/or tipping of such information is strictly prohibited.    (See Section IV -  Insider Trading, below.)

Advisory Persons may only purchase and sell securities if the following conditions are met:

1. The security has not been traded in client accounts or the Fund, and is not scheduled to be traded in any of the client accounts or the Fund that trade day (i.e. the security is not on the trade blotter), and the Advisory Person has received appropriate approvals, including approval from NCM’s Head Trader
2. The security has been traded in client accounts or is scheduled to be traded   (i.e. the security is on the trade blotter), the Advisory Person’s trade may not occur until the trading in that security for clients has been completed.
                3. The Advisory Person may execute their personal trade at anytime during the trade date after receiving approval from NCM’s Trader.  However, in the event a client trade in the same security is placed on the same trade day after the Advisory Person’s trade is executed, the Advisory Person may be asked by Compliance to break their trade. Therefore, it is in the best interest of NCM Advisory Persons’ to hold their personal trades to the final half hour of trading to reduce the potential risk of having their trade breaking.
4. For limit and stop orders, the Advisory Person must document the trade with a screen print of the order.

These procedures apply to all transactions in Covered Securities held in accounts in which Advisory Persons have a beneficial interest and over which they exercise influence or control, including accounts for their family members or other household accounts.  The restrictions   and procedures do not apply to Automatic Investment Plan transactions, Wells Fargo 401(k) plan trades, and/or external 401(k) plans that do not trade in individual securities.

Note - pre-clearance does not assure that the trade will not violate policy because Advisory Persons must ensure that they do not place any trades in client accounts in the same security after the trade has been pre-cleared on the same day.

To pre-clear while out-of-office please contact NCM’s Chief Compliance Officer or the WF Wealth Management Personal Securities Administrator (email: Personal Securities Transactions on Wells Fargo Global Address list).   .

Restricted/Prohibited Securities

Rules 204A-1 and 17j-1 both require that Access Persons of investment advisers pre-clear any purchase in an Initial Public Offering or Limited Offering (a private placement, an LP or LLC (including hedge funds) or any thinly traded public security).  Therefore, NCM Access Persons may not purchase securities in an Initial Public Offering or Limited Offering unless approval is obtained from NCM Compliance (and the NCM Trading Desk).  It should be noted that private investment funds, including Wells Fargo proprietary hedge funds, are considered to be Limited Offerings and must be pre-cleared.

In addition, NCM Access and Advisory Persons may not invest in options (other than employee stock options), puts, calls, short sales, futures contracts or other similar transactions involving securities issued by Wells Fargo & Co.  In the event an Advisory Person has been issued employee stock options, such options must be pre-cleared before they are exercised.

Exempt Securities and Transactions

Securities excluded from the definition of Covered Securities, above, are exempt from pre-clearance requirements, as well as initial, quarterly and annual reporting requirements.

Note - Transactions in closed-end mutual funds, closed-end ETFs and proprietary mutual funds are not exempt from the pre-clearance and reporting requirements because they are considered  Covered Securities.

Post Trade Review

Quarterly Compliance Testing

Delinquent Certifications.

On a quarterly basis, NCM Compliance will run a quarterly certifications report to detect any late or missing certifications.   These will be tracked in order to determine applicability of any penalties. See below for discussion of penalty process.

Breaches of Trading Restrictions.

i.    On a quarterly basis, NCM Compliance monitors potential “front-running” and will review for purchases or sales of restricted Securities.  The reviews will Compare reported personal transactions in Reportable Securities with transactions in associated client accounts; and

NCM Compliance will then forward an e-mail to all Access Persons with possible violation information.  Once the Access Person has received the e-mail and corresponding possible violation detail, he/she must respond in writing to NCM Compliance within 14 days of receipt with an explanation detailing all circumstances concerning the noted possible violations.

Before determining that an Access Person has violated the Code, NCM Compliance shall give the person an opportunity to supply explanatory material.  No team member is required to participate in a determination of whether he or she has committed a violation or discuss the imposition of any sanction against himself or herself.

After NCM Compliance has received all responses, an analysis will be conducted to determine any trending, the legitimacy of explanations, and/or possible disciplinary actions. NCM Senior Management will be contacted in writing should further disciplinary action be warranted for violations of this policy.

Note:  Failure to respond back to NCM Compliance within the required timeframe will result in   further escalation to NCM Senior Management.

Annual Compliance Testing

NCM Compliance will review holding report files to determine if any Certification and Acknowledgement of the Code, Holdings Report, and Account Certifications (if applicable) are missing and/or incomplete and will follow up with the Access Person to obtain the required report(s).

IV.        INSIDER TRADING

Insider trading refers generally to buying or selling a security, in breach of fiduciary duty or other relationship of trust and confidence, while in possession of material, non-public information.  Rule 10b-5 under the Securities Exchange Act of 1934, as amended, prohibits trading on the basis of inside information.

Inside and non-public information: Any information about a business organization that is not generally available to or known by the public.

Material inside information:  Inside and non-public information is considered “material” if there is a likelihood that it would be considered important by an investor in making a decision to buy or sell a company’s securities, whether stock, bonds, notes, debentures, limited partnership units or other equity or debt securities.  Inside information shall be presumed “material” if it relates to, among other things, any of the following:

Earnings, or financial results, before publicly disclosed,

Dividend increases or decreases,

Changes in previously released earnings estimates,

Significant gains or losses,

Significant expansion or curtailment of operations,

Significant merger or acquisition proposals or agreements,

Significant purchase or sale of assets,

Significant new products or discoveries,

Significant borrowing,

Major litigation,

New debt or equity offerings,

Liquidity problems, or

Significant management changes.

No person covered by this Code may trade, either personally or on behalf of others, while in possession of Inside Information. This includes “tipping” of information to others who trade on behalf of their own accounts.  This means:

NCM Access Persons shall not trade for their own accounts (or recommend trading in client accounts) on the basis of material, or inside and non-public information in their possession.  Access Persons are required to observe the limitations imposed by the federal securities laws, particularly Rules 10b-5 and 10b5-1.

If an Access Person has any question as to whether information is material or inside and non-public, he or she shall resolve the question(s) before trading, recommending trading or divulging the information.

If there is any unresolved question in a team member’s mind as to whether information is material or inside and non-public, it should be brought to the attention of NCM’s Chief Compliance Officer (“CCO”).  Wells Fargo’s Law Department will be consulted prior to trading or recommending trading.

V.         PENALTIES

NCM Compliance will report violations of the Code quarterly, or as they occur, to NCM’s President.  In addition, each Access Person must immediately report to the CCO any known or reasonably suspected violations of this Code of which he or she becomes aware.

Penalties may range from a notice of censure, disgorgement of profits, to a dismissal and referral to authorities.  A consistent pattern of violating any of the above standards could lead to dismissal.

VI.        ADMINISTRATION

The CCO is responsible for administering this Code.

Any Access Person who has knowledge of misconduct relating to, or wish to express concern relating to, accounting, internal accounting controls or auditing matters and/or a violation of any federal or state securities law of provisions of the Code, should submit a written complaint expressing such facts and/or concerns to the CCO.

Any such complaint will be held in the strictest of confidence and shall not be disclosed except when required pursuant to the Code, NCM policy, this procedure or by law.

VIl.       CONFIDENTIALITY

All reports of personal securities transactions, holdings and any other information filed pursuant to this Code will be kept confidential, provided, however that such information may also be subject to review by appropriate NCM Compliance Personnel, NCM’s CCO and/or Senior Management and legal counsel. Such information will also be provided to the Securities and Exchange Commission (“SEC”) or other government authority when properly requested or pursuant to a court order.

EXHIBIT A

NELSON CAPITAL MANAGEMENT, LLC

PERSONS COVERED BY THE NCM CODE OF ETHICS

As of January 3, 2011

ACCESS PERSONS*	ADVISORY PERSONS**
Aguilar, Lisa	Yes
Benner, Scott	Yes
Berkowitz, Adam	Yes
Bradford, Anthony	Yes
Brooks, Robin	Yes
Breedlove, Debora	Yes
Brown, Dian	Yes
Coffman, Angela	No
Cooper, Lisa Leff	Yes
Hogan, Michael	No
Hoops, Thomas	No
Horton, Shannon	Yes
Klosky, Michele	Yes
Kurtz, Lloyd	Yes
Lane, Christopher	Yes
Manchester, Jon	Yes
McQuillen, Lena	Yes
Marcoux, Frank	Yes
Ramar, Sue	Yes
Roncal, Stephanie	Yes
Smith, Kris	No
Townsend, Blaine	Yes
Weng, Jessica	Yes

* Not subject to the general pre-clearance requirements, but must pre-clear Initial Public Offerings and Limited Offerings.

     ** Must pre-clear trades in all Covered Securities and Initial Public Offerings and

      Limited Offerings.

EXHIBIT B

NELSON CAPITAL MANAGEMENT

CERTIFICATION AND ACKNOWLEDGEMENT

Code of Ethics

Policy on Personal Securities Transactions

And

Insider Trading

Pursuant to Rule 204A-1(a) of the Investment Advisers Act of 1940 and Rule 17j1(c)(1) of the Investment Company Act of 1940 and, Nelson Capital Management (“NCM”) has adopted procedures that are necessary to prevent Access Persons from violating its Code of Ethics Policy on Personal Securities Transactions and Insider Trading (“Code”).

I hereby certify that I have received a copy of NCM’s Code and acknowledge that I have read it and understand it.  I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of the provisions of the Code and I understand the obligations set forth therein that are applicable to me. I agree to abide by and comply with all such policies and procedures.

Print Name:______________________________ Signature: _______________________________

Position: ________________________________

Date: __________________________________

Compliance Review

Date Received: ________________________
Reviewed by: _________________________
Date Reviewed: _______________________

The Certification and Acknowledgement form is due 10 days from date of receipt.

EXHIBIT C

NELSON CAPITAL MANAGEMENT

INITIAL HOLDINGS REPORT

Print Name:      __________________________________________________________

Position:   ______________________________________________________________

PERSONAL HOLDINGS DISCLOSURE

[  ]        I have attached a report that, at a minimum, includes the security name and number of shares or principal amount of every non-exempt security in which   I have any beneficial ownership within all of my personal securities accounts listed below.*

[  ]        I have no holdings except for those securities exempt by the Code.

DUPLICATE TRADE CONFIRMATION & STATEMENT

[  ]        I have directed the following firms (list all firms and provide account numbers) with which I have personal securities accounts to supply duplicate copies of confirmations of all personal securities transactions for all accounts in which I have any beneficial ownership.**

_________________________________________________________________________________________________________________________________________________________________________________________________________________________________

[  ]        I have no brokerage account(s).

I hereby certify that the information provided herein is complete and accurate. I also acknowledge that I have received, reviewed and understand the Nelson Capital Management’s Code of Ethics Policy on Personal Securities Transactions and Insider Trading, and have complied with all of their requirements.

Signature:   _______________________________                         Date:   ______________

Compliance Review

Date Received: ________________________
Reviewed by: _________________________
Date Reviewed: _______________________

The Holdings Report form is due 10 days from date of receipt and on an annual basis, thereafter.

*Account statements no older than 45 days from the day of reporting may be submitted in lieu of this report.

**Copies of broker(s) documentation are to be directed to the following:

Nelson Capital Management

Compliance Department

1860 Embarcadero Road, Ste 140

MAC A0477-010

Palo Alto, CA 94303

EXHIBIT J/A

CODE OF ETHICS

Under Rule 17j-1 of the Investment Company Act of 1940, as amended

Effective October 1, 2008

It is the policy of Nelson Capital Management (NCM), as sub-adviser to the Wells Fargo Advantage Social Sustainability Fund (the “Fund”) that NCM personnel should seek (1) at all times to place the interests of Fund investors first; (2) conduct all personal securities transactions in a manner that is consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of the individual’s position of trust and responsibility; and (3) adhere to the fundamental standard that NCM should not take inappropriate advantage of their position or engage in any act, practice or course of conduct that would violate this Code, the fiduciary duty owed to Fund investors, or the provisions of Section 17(j) of the Investment Company Act of 1940, as amended (the “Company Act”) and Rule 17j-1, thereunder.

NCM imposes additional reporting and review requirements and restrictions on the personal securities transactions of their personnel.  The Board of Trustees of the Fund has determined that, in addition to the requirements of this Code of Ethics (the “Code”), the standards and reporting and review requirements established will be appropriately applied to the Fund to those of its managers who are affiliated with the Fund.

This Code does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield against liability for personal trading or other conduct that violates a fiduciary duty to Fund investors.

DEFINITIONS

“Access Person” means any Advisory Person of the Fund or NCM, who, in the ordinary course of business makes, participates in or obtains information regarding, the Purchase or Sale of a Covered Security by the Fund, whose functions or duties in the ordinary course of business relate to the making of any recommendation to a Fund regarding the Purchase or Sale of a Covered Security.

  “Advisory Person” of a Fund or of NCM means: (i) any member, director, manager, officer, general partner or employee of the Fund or NCM (or of any company in a Control relationship to the Fund or NCM) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the Purchase or Sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchase or sale; and (ii) any natural person in a Control relationship to the Fund or NCM who obtains information concerning recommendations made to the Fund with regard to the Purchase or Sale of a Covered Security by the Fund.

“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An Automatic Investment Plan includes a dividend reinvestment plan.

“Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder.

“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940, as amended (the “1940 Act”).

“Covered Security” means a security as defined in Section 2(a)(36) of the 1940 Act, except that it does not include:

Direct obligations of the Government of the United States;

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and

Shares issued by non-proprietary open-end investment companies registered under the 1940 Act.

“Fund” means Wells Fargo Advantage Social Sustainability Fund

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Investment Personnel” of the Fund or NCM means: (i) any employee of the Fund or NCM (or of any company in a Control relationship to the Fund or NCM) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the Purchase or Sale of a Covered Security by the Fund; or (ii) any natural person who Controls the Fund or NCM and who obtains information concerning recommendations made to the Fund regarding the Purchase or Sale of a Covered Security by the Fund.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the 1933 Act.

“Purchase or Sale of a Covered Security” means the purchase or sale of a Covered Security, and includes, among other things, the writing of an option to purchase or sell a Covered Security.

“Security Held or to be Acquired by the Fund” means (i) Any Covered Security which, within the most recent 15 days: (A) is or has been held by the Fund; or (B) is being or has been considered by the Fund or NCM for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in part (i) of this paragraph.

RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

NCM Access Persons must obtain approval from the Fund or NCM before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering.

REPORTING

Initial Holdings Reports

Except as otherwise provided in this Code, every Access Person of the Fund and every Access Person of NCM, shall report to the Fund or NCM, as applicable, no later than 10 days after the person becomes an Access Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person):

The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

The date that the report is submitted by the Access Person.

Quarterly Transaction Reports

Except as otherwise provided in this Code, every Access Person of a Fund and every Access Person of NCM shall report to that Fund or NCM, as applicable, no later than 30 days after the end of each calendar quarter, the following information:

With respect to any transaction during the quarter in a Covered Security in which the Access Person had, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership in the Covered Security:

The date of the transaction, the title, the interest rate and maturity date (if applicable) and the number of shares and the principal amount of each Covered Security involved;

The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

The price of the Covered Security at which the transaction was effected;

The name of the broker, dealer or bank with or through which the transaction was effected; and

The date that the report is submitted by the Access Person.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

The name of the broker, dealer or bank with whom the Access Person established the account;

The date the account was established; and

The date that the report is submitted by the Access Person.

An Access Person need not make a quarterly transaction report under this Section 3 if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund or NCM with respect to the Access Person in the time period required by Section 3(b)(i) of this Code, if all of the information required by Section 3(b)(i) is contained in the broker trade confirmations or account statements, or in the records of the Fund or NCM.

An Access Person need not make a quarterly transaction report under this Section 3 with respect to transactions effected pursuant to an Automatic Investment Plan or if a report is made on the applicable personal trading system.

Annual Holdings Reports

Except as otherwise provided in this Code, every Access Person of the Fund and every Access Person of NCM, shall report to the Fund or NCM, as applicable, annually the following information (which must be current as of a date no more than 45 days before the report is submitted):

The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect Beneficial Ownership;

The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

The date that the report is submitted by the Access Person.

Initial Holdings Reports, Quarterly Transaction Reports, and Annual Holdings Reports

Notwithstanding Sections 3(a)(i), 3(b)(i) and 3(c)(i) of this Code, an Access Person need not make a report to NCM under this Code to the extent the information in the report would duplicate information required to be recorded by NCM under Rule 204-2(a)(13) under the Investment Advisers Act of 1940, as amended, or if a report is made on the applicable personal trading system.

A person need not make a report under this Section 3 with respect to transactions effected for, and A Covered Security held in, any account over which the person has no direct or indirect influence or Control.

Disclaimer

Any report under this Section 3 may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

ADMINISTRATION OF THIS CODE OF ETHICS

General Rule

The Fund and NCM must use reasonable diligence and institute procedures reasonably necessary to prevent violations of this Code.

Written Report to Fund’s Board of Trustees

No less frequently than annually, the Fund and NCM must furnish to the Fund’s Board of Trustees, and the Fund’s Board of Trustees must consider, a written report that:

Describes any issues arising under this Code or related procedures since the last report to the Fund’s Board of Trustees, including, but not limited to, information about material violations of this Code or procedures and sanctions imposed in response to material violations; and

Certifies that the Fund and NCM have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

Security as defined in Section 202 (a) (18) of the Investment Advisers Act and Section 2(a)(36 of the Investment Company Act means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.